EXHIBIT 21


                    SUBSIDIARIES OF COMSTOCK RESOURCES, INC.



            Name                          Incorporation         Business Name
-------------------------------------     -------------  ------------------------------------
Comstock Oil & Gas, Inc.                     Nevada      Comstock Oil & Gas, Inc.
Comstock Oil & Gas Holdings, Inc.(1)         Nevada      Comstock Oil & Gas Holdings, Inc.
Comstock Oil & Gas - Louisiana, LLC(2)       Nevada      Comstock Oil & Gas - Louisiana, LLC
Comstock Offshore, LLC(3)                    Nevada      Comstock Offshore, LLC
DevX Energy, Inc.(1)                         Delaware    DevX Energy, Inc.
DevX Energy, Inc.(4)                         Nevada      DevX Energy, Inc.
DevX Operating Company(4)                    Nevada      DevX Operating Company

(1) Subsidiary of Comstock Oil & Gas, Inc.
(2) Subsidiary of Comstock Oil & Gas Holdings, Inc.
(3) Subsidiary of Comstock Oil & Gas - Louisiana, LLC
(4) Subsidiary of DevX Energy, Inc.